Exhibit 10.157

[***] DENOTES CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

INTEL/MICRON CONFIDENTIAL

MANUFACTURING SERVICES AGREEMENT

This MANUFACTURING SERVICES AGREEMENT (the “Agreement”), is made and entered into as of this 6th day of January, 2006 (the “Effective Date”), by and between Micron Technology, Inc., a Delaware corporation (“Micron”), and IM Flash Technologies, LLC, a Delaware limited liability company (“Joint Venture Company”).

RECITALS

A.            The Joint Venture Company is engaged in the manufacture, assembly and test of NAND Flash Memory Products (as defined hereinafter); and

B.            Micron possesses the ability to perform manufacturing services in connection with Probed Wafers for NAND Flash Memory Products; and

C.            Micron desires to provide and the Joint Venture Company desires to purchase manufacturing services upon the terms and subject to the conditions set forth in this Agreement (Micron and the Joint Venture Company are each, a “Party” and collectively, the “Parties”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows.

SECTION 1

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the respective meanings set forth in Exhibit A.

1.2           Certain Interpretive Matters.

(a)             Unless the context requires otherwise, (1) all references to Sections, Articles, Exhibits, Appendices or Schedules are to Sections, Articles, Exhibits, Appendices or Schedules of or to this Agreement, (2) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (3) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (4) words in the singular include the plural and visa versa, (5) the term “including” means “including without limitation,” and (6) the terms “herein,” “hereof,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof.  All references to $ or dollar amounts will be to lawful currency of the United States of America.  All references to “day” or “days” will mean calendar days and all references to “quarter(ly)”, “month” or “year” will mean Fiscal Quarter, Fiscal Month or Fiscal Year, respectively.

(b)             No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or such provision.

SECTION 2

PROVISION OF MANUFACTURING SERVICES; CONTROLS

2.1           Provision of Manufacturing Services.  Micron will provide to the Joint Venture Company Manufacturing Services, as described on Schedule 2.1 in accordance with the terms and conditions contained herein.

2.2           Level of Manufacturing Services.   The Joint Venture Company shall provide Micron with the Ramp Plan for the Site, as initially set forth in the Initial Business Plan in the LLC Operating Agreement and subject to adjustment in the Manufacturing Plan.  Micron shall prepare for the Joint Venture Company, in response to the Ramp Plan, a proposal for the level of services to be provided at the Site.  The Parties shall review such proposal and mutually agree on the level of Manufacturing Services, subject to mutually agreeable adjustment based upon changes in the Initial Business Plan and Manufacturing Plan.  Micron shall staff and operate the Site to enable Micron to provide the agreed level of Manufacturing Services.  The Parties acknowledge that in the normal course of performing Manufacturing Services, variances in output may and do occur and that nothing in the Approved Business Plan, Manufacturing Plan or the agreed level of Manufacturing Services is a binding commitment to achieve a specific output of Probed Wafers.

2.3           Control; Processes. Micron and the Joint Venture Company will periodically review Micron’s processes and control mechanisms relating to the performance of the Manufacturing Services, including the Performance Criteria.  If the Joint Venture Company requests any changes or additions to Micron’s existing process and control mechanisms, the Parties shall work together in good faith to resolve any such requests.

2.4           Option to Designate WIP.  [***].

2.5           [***].  In addition to the quarterly review and monthly report requirements set forth in ARTICLE 5, Micron will notify the Joint Venture Company promptly of all [***].

2.6           Masks.  Masks required for the Manufacturing Services will either be provided by the Joint Venture Company or purchased by Micron hereunder.  Such masks will only be used to perform the Manufacturing Services for the Joint Venture Company.  Masks will be repaired and replaced solely at mask operations that have been approved by the Joint Venture Company, which approval shall not be unreasonably withheld.  [***].

2.7           Traceability and Data Retention. The Joint Venture Company and Micron shall review Micron’s Manufacturing Services process traceability system in regards to the manufacturing process [***]

and will agree on the level of data to be traced through such system and which data shall be available with real-time access or as otherwise mutually agreed by the Parties.  Micron agrees to maintain such data for a minimum of [***] from completion of the Probed Wafer lot and [***] to the extent such level of data is offered real-time within Micron, subject to system limitations related to the exclusion of non-NAND data. The Joint Venture Company may provide its customers with access to such data, subject to any confidentiality requirements.

2.8           Business Continuity Plan.  Micron and the Joint Venture Company will review Micron’s Business Continuity Plan as it relates to the Manufacturing Services provided hereunder.  If the Joint Venture Company requests any changes or additions to Micron’s existing Business Continuity Plan, the Parties shall work together in good faith to resolve any such agreed resolutions.  The Joint Venture Company may provide Micron’s Business Continuity Plan to its customers, subject to any confidential requirements.

2.9           Additional Customer Requirements.  The Joint Venture Company will inform Micron in writing of any auditable supplier requirements relating to Manufacturing Services requested by the Joint Venture Company’s customers.  Micron and the Joint Venture Company shall work together in good faith to resolve any such requests.

2.10         Transfer of Manufacturing Technology; Equivalency of Operations.  [***].

SECTION 3

ITEMS TO BE SUPPLIED BY THE JOINT VENTURE COMPANY

3.1           Leased Space and Manufacturing Equipment; [***].  In order for Micron to perform Manufacturing Services hereunder, the Joint Venture Company shall provide Micron with access to all equipment owned or leased by the Joint Venture Company and installed at the Site, including, but not limited, to the automated material handling system, manufacturing equipment and other required equipment not provided by Micron hereunder (collectively “Joint Venture Equipment”).  [***].

3.2           [***].  [***].

3.3           [***].

3.4           Provision of Technical Assistance.  The Joint Venture Company shall furnish or have furnished to Micron in accordance with the requirements of the Joint Venture Documents such technical assistance as the Parties agree is reasonably necessary to enable Micron to perform the Manufacturing Services hereunder.

SECTION 4

ITEMS TO BE SUPPLIED BY MICRON

4.1           Facilities Maintenance, Manufacturing Systems, Secondary Equipment and Support.  Micron shall utilize certain of its Site systems and equipment to perform the Manufacturing Services (collectively “Micron Equipment”).  Micron shall provide necessary repair and maintenance of the Micron Equipment and Joint Venture Equipment in order to maintain such equipment in good working order and in accordance with any applicable, recommended manufacturer’s guidelines, until such time as any of such equipment becomes obsolete or uneconomical to maintain or repair.  All costs to repair or replace, maintain or to add to or expand or enhance the facilities and/or the Micron Equipment as reasonably required to perform the Manufacturing Services hereunder in accordance with Joint Venture Company’s requirements hereunder shall be expensed or capitalized in accordance with Micron’s accounting policies and charged accordingly in the pricing set forth on Schedule 6.5.  Micron shall provide the Joint Venture Company with ninety (90) days advance written notice of any change in Micron’s accounting policies that would materially change the manner of calculating the pricing hereunder. To the extent that any of the terms of this Section 4.1 conflict with the terms of the MTV Lease Agreement, the MTV Lease Agreement shall control, including the section entitled Limitation of Tenants Claims.

4.2           Manufacturing Services Location.  Unless otherwise agreed to by the Joint Venture Company, all Manufacturing Services by Micron under this Agreement shall be performed at the Site specified in Schedule 2.1.

4.3           Service Providers.  Micron shall staff the Site with the quantity of service providers reasonably necessary for Micron to provide the level of Manufacturing Services agreed to in Section 2.2, above.  Micron shall provide services providers with substantially the same level of qualification and skills as Micron requires for personnel performing such services for its wholly-owned facilities. Micron shall provide substantially the same training for such service providers as Micron requires for personnel performing such services at its wholly-owned facilities.  The Prices for the service providers are included in the pricing set forth on Schedule 6.5.

4.4           Materials.  Micron shall procure on behalf of the Joint Venture Company the materials required for performance of the Manufacturing Services.  To the extent that the Joint Venture Company desires to provide certain materials, the Parties shall work together in good faith on the timing and manner for providing such materials so that it can be accommodated within Micron’s business and manufacturing systems.  Micron shall manage the use of materials as necessary to provide the Manufacturing Services.  All such materials acquired by Micron are included in the pricing set forth on Schedule 6.5.

4.5           Title and Risk of Loss or Damage to Materials and Micron Equipment.

(a)             Materials.  [***].

(b)             Micron Equipment.  [***].

ARTICLE 5

PLANNING MEETINGS AND FORECASTS;

PERFORMANCE REVIEWS AND REPORTS

5.1           Planning and Forecasting

(a)           Starting upon the Effective Date and continuing on a Fiscal Quarter basis pursuant to a schedule agreed by the Parties, the Joint Venture Company will provide Micron a demand forecast setting forth the Joint Venture Company’s Probed Wafer demand.  The forecast shall project Probed Wafer demand for the next [***] ([***]) Fiscal Quarters by design id, technology node and probe level (“Demand Forecast”).

(b)           In response to the Demand Forecast, Micron shall furnish the Joint Venture Company with a Fiscal Quarter written forecast of Manufacturing Services reasonably necessary to meet the Demand Forecast, on a schedule to be determined by the Parties.   This written response (the “Manufacturing Services Forecast”), will include:

[***].

(c)           Based on the Demand Forecast and the Manufacturing Services Forecast, the Joint Venture Company will prepare a [***] ([***]) Fiscal Quarter proposed loading plan (“Proposed Loading Plan”), which will be subject to review by the Manufacturing Committee.  The Joint Venture Company

shall provide Micron with the Proposed Loading Plan at least [***] ([***]) Business Days prior to submission to the Manufacturing Committee.

(d)           The Joint Venture Company will submit the Proposed Loading Plan and other requested information to the Manufacturing Committee for endorsement.  Once endorsed by the Manufacturing Committee, the Proposed Loading Plan shall become part of the Manufacturing Plan.  Micron shall use the Manufacturing Plan as the basis for determining the final quantity of Manufacturing Services that Micron will provide to the Joint Venture Company pursuant to Section 2.2 above.

5.2           Performance Review and Monthly Report on Performance. Micron shall meet with the Joint Venture Company on a quarterly basis to review Micron’s performance of Manufacturing Services and to determine whether such services are resulting in the production of Probed Wafers that meet or exceed the desired Performance Criteria.  Micron shall provide to the Joint Venture Company, on a monthly basis as agreed by the Parties, a written report that:

(a)           Describes [***];

(b)           Describes [***];

(c)           Describes [***];

(d)           Identifies [***];

(e)           Describes [***]; and

(f)            Identifies [***].

5.3           Monthly Review.  In addition, the Parties shall hold a monthly meeting, on a schedule to be agreed by the Parties, with the primary purpose of [***].

ARTICLE 6
ORDER PLACEMENT, PRICING AND INVOICING

6.1           Placement of Purchase Orders.  Prior to the commencement of every Fiscal Quarter or another time period agreed by the Parties, the Joint Venture Company shall place a non-cancelable blanket purchase order in writing (via e-mail or facsimile transmission) for Manufacturing Services to be supplied by Micron in the following Fiscal Quarter as agreed in the Manufacturing Services Forecast and Manufacturing Plan (each such order, a “Purchase Order”).  The Joint Venture Company may issue change orders to such Purchase Orders to reflect approved changes in the Manufacturing Plan, provided that such changes can be reasonably accommodated within Micron’s performance of the Manufacturing Services without disrupting the on-going services in a manner to negatively impact the previously placed Purchase Orders.  The Joint Venture Company may also request Manufacturing Services relating to special engineering or hot lots in accordance with Section II of Schedule 6.5.  The terms and conditions of this Agreement supersede the terms and conditions contained in either Party’s sales or purchase documentation provided in connection herewith unless expressly agreed otherwise in a writing signed by each Party.

6.2           Shortfall.  Micron shall immediately notify the Joint Venture Company in writing of any inability to meet a Purchase Order commitment for Manufacturing Services to be provided to the Joint Venture Company and which may result in shortfall in achieving the quantity of Probed Wafers set forth in the approved Manufacturing Plan.

6.3           Acceptance of Purchase Order.  Each Purchase Order that corresponds to the Manufacturing Plan in the manner contemplated by Section 6.1 and, and is otherwise free of errors, shall be deemed accepted by Micron upon receipt and shall be binding on the Parties, to the extent not inconsistent with the Manufacturing Plan.

6.4           Content of Purchase Orders. Each Purchase Order shall specify the following information:

(a)           Purchase Order number;

(b)           Quantity of wafer starts by part number, design id, technology node and probe level;

(c)           Place of delivery of Probe Wafer output produced in the course of the Manufacturing Services; and

(d)           Other terms (if any).

6.5           Pricing and Invoicing.   Micron shall invoice the Joint Venture Company on a monthly basis for the Manufacturing Services provided hereunder in accordance with the pricing provided in Schedule 6.5. All amounts owed under this Agreement are stated, calculated and shall be paid in United States Dollars.  Except as otherwise specified in this Agreement, the Joint Venture Company shall pay Micron for the amounts due, owing, and duly invoiced under this Agreement within [***] ([***]) days following delivery of an invoice therefore to such place as Micron may reasonably direct therein.

6.6           Taxes.

(a)         General.  All sales, use and other transfer taxes imposed directly on or solely as a result of the Services and payments therefore provided herein shall be stated separately on Micron’s invoice, collected from the Joint Venture Company and shall be remitted by Micron to the appropriate tax authority (“Recoverable Taxes”), unless the Joint Venture Company provides valid proof of tax exemption. When property is delivered and/or services are provided or the benefit of services occurs within jurisdictions in which collection and remittance of taxes by the Joint Venture Company is required by law, Micron shall have sole responsibility for payment of said taxes to the appropriate tax authorities. In the event such taxes are Recoverable Taxes and Micron does not collect tax from the Joint Venture Company or pay such taxes to the appropriate Governmental Entity on a timely basis, and is subsequently audited by any tax authority, liability of the Joint Venture Company will be limited to the tax assessment for such Recoverable Taxes, with no reimbursement for penalty or interest charges or other amounts incurred in connection therewith. Notwithstanding anything herein to the contrary, taxes other than Recoverable Taxes shall not be reimbursed by the Joint Venture Company, and each Party is responsible for its own respective income taxes (including franchise and other taxes based on net income or a variation thereof), taxes based upon gross revenues or receipts, and taxes with respect to general overhead, including but not limited to business and occupation taxes, and such taxes shall not be Recoverable Taxes.

(b)         Withholding Taxes.  In the event that the Joint Venture Company is prohibited by law from making payments to Micron unless the Joint Venture Company deducts or withholds taxes therefrom and remits such taxes to the local taxing jurisdiction, then the Joint Venture Company shall duly withhold and remit such taxes and shall pay to Micron the remaining net amount after the taxes have been withheld.  Such taxes shall not be Recoverable Taxes and the Joint Venture Company shall not reimburse Micron for the amount of such taxes withheld.

6.7           Payment to Vendors.  Micron shall be responsible for and shall hold the Joint Venture Company harmless for any and all payments to Micron’s contractors or vendors utilized in the performance of Manufacturing Services under this Agreement.

6.8           Shipment.  Micron, in order to ensure timely and complete shipment of Probed Wafers to the Joint Venture Company, shall arrange for shipping to the Joint Venture Company’s customer or assembly services provider.  To the extent that the shipping charges, insurance, taxes, customs charges and any fees and duties in connection with such shipment are not charged to directly to a Joint Venture Company account, Micron shall pay such costs and invoice to the Joint Venture Company in under the appropriate services agreement between the Parties.  Micron shall mark all shipping containers with necessary lifting, handling, and shipping information, Purchase Order number, date of shipment, and the names of the Joint Venture Company and applicable customer, is any.  If no instructions are given, Micron shall select the most cost effective carrier, given the time constraints known to Micron.   At the Joint Venture Company’s request, Micron will provide drop-shipment of Probed Wafers to the Joint Venture Company’s customers or as otherwise directed by the Joint Venture Company.

6.9           Packaging. All shipment packaging of the Probed Wafers produced in the course of the Manufacturing Services hereunder shall be in conformance with: (i) the Specifications; (ii) the Joint Venture Company’s reasonable instructions; (iii) general industry standards to ensure resistance to damage that may occur during transportation. Marking on the packages shall be made by Micron in accordance with the Joint Venture Company’s instructions.

6.10         Customs Clearance.  Upon the Joint Venture Company’s request, Micron will promptly provide the Joint Venture Company with a statement of origin for all Probed Wafers produced in the course of the Manufacturing Services hereunder and with applicable customs documentation for Probed Wafers wholly or partially manufactured outside of the country of import.

ARTICLE 7

PROVISION OF MANUFACTURING SERVICES;
SECONDARY SILICON

7.1           Performance Criteria.  Micron will work with the Joint Venture Company in good faith to improve manufacturing Performance Criteria and to minimize Price.

7.2           Secondary Silicon.    Any Secondary Silicon segregated as a result of the Manufacturing Services shall be provided by Micron to the Joint Venture Company, which shall provide the Secondary Silicon to its customers in accordance with the Sharing Interests at the time.  ALL SECONDARY

SILICON PROVIDED HEREUNDER IS PROVIDED “AS IS,” “WHERE IS” WITH ALL FAULTS AND DEFECTS BASIS WITHOUT WARRANTY OF ANY KIND.

ARTICLE 8

VISITATIONS AND AUDITS

8.1           Visits.  Micron will support the Joint Venture Company’s and its customers’ reasonable requests for visits to the facility where Micron performs the Manufacturing Services hereunder for the purpose of reviewing Micron’s performance of the Manufacturing Services, including requests for further information and assistance in troubleshooting performance issues. Such requests shall be reasonably granted by Micron so long as such visits and meetings do not unduly interfere with Micron’s performance of the Manufacturing Services and other operations.

8.2           Performance Audit.  The Joint Venture Company’s and its customers’ representatives upon reasonable advance notice,  shall have the right to observe Micron’s performance of Manufacturing Services at the Site during normal working hours as agreed by the Parties for the purposes of monitoring and auditing Micron’s performance of the Manufacturing Services and compliance with any requirements set forth in this Agreement.  Upon completion of the audit, Micron and the Joint Venture Company shall work in good faith to agree to an audit closure plan, which will be documented in the audit report issued by the Joint Venture Company.  The Joint Venture Company may provide such audit report to its customers, subject to any confidentiality requirements.

8.3           Financial Audit.  The Joint Venture Company reserves the right to have Micron’s books and records related to the pricing of Probed Wafers hereunder inspected and audited not more than [***] during any Fiscal Year to ensure compliance with Schedules 6.5 of this Agreement in regards to Pricing of Manufacturing Services.  Such audit will be performed by an independent third party auditor acceptable to both Parties at the Joint Venture Company’s expense.  The Joint Venture Company shall provide [***] ([***]) days advance written notice to Micron of its desire to initiate an audit and the audit shall be scheduled so that it does not adversely impact or interrupt Micron’s business operations. If the audit reveals any material discrepancies, Micron or the Joint Venture Company shall reimburse the other, as applicable, for any material discrepancies within [***] ([***]) days after completion of the audit.  The results of such audit shall be kept confidential by the auditor and only the discrepancies shall be reported to the Parties and the Joint Venture Company’s customers, and be limited to discrepancies identified by the audit.  Notwithstanding the foregoing, any auditor reports shall not disclose any Micron pricing or terms of purchase for any purchases of materials or equipment hereunder to the Joint Venture Company’s customers other than Micron, absent written agreement from the customers’ respective legal counsel.  If any audit reveals a material discrepancy, the Joint Venture Company may increase the frequency of such audits to quarterly for the subsequent [***] ([***]) month period.

8.4           Subcontractor; Vendor Visits.  Upon the Joint Venture Company’s reasonable written request, Micron shall take reasonable commercial efforts to request that its subcontractors or vendors, if any, utilized in the performance of the Manufacturing Services hereunder allow a Joint Venture Company or customer representative to visit the vendor or subcontractors’ site.

ARTICLE 9

WARRANTY; DISCLAIMER; LIMIT OF LIABILITY

9.1           Manufacturing Services Warranty.  Micron warrants that it will perform the Manufacturing Services in a competent and workmanlike manner, and in no case with less than reasonable care and that Probed Wafers will be processed in accordance with the Process Specification (the “Standard of Care”).  For the avoidance of doubt, Micron makes no representation or warranty that Manufacturing Services provided hereunder shall result in (i) Probed Wafers that meet a stated performance level or quality under the Product Specification or any applicable Performance Criteria, or (ii) that the level of Manufacturing Services supplied by Micron will result in the number of Probed Wafers stated in the Manufacturing Plan.

9.2           Warranty Claims.  [***].

9.3           Inspections.  The Joint Venture Company may, upon reasonable advance written notice, request samples of WIP upon which Micron is performing Manufacturing Services for purposes of determining whether the Manufacturing Services meet or exceed the Performance Criteria and are performed in accordance with Process Specification, provided that the provision of such samples shall not materially impact Micron’s performance of the Manufacturing Services or its ability to meet delivery requirements under any accepted Purchase Order.  Any samples provided hereunder shall be: (i) limited in quantity to the amount reasonably necessary for the purposes hereunder and (ii) included in the pricing.  Micron shall provide reasonable assistance for the safety and convenience of the Joint Venture Company in obtaining the samples in such manner as shall not unreasonably hinder or delay Micron’s performance.

9.4             Hazardous Materials.

(a)           If the Manufacturing Services performed hereunder include Hazardous Materials as determined in accordance with applicable law, Micron represents and warrants that Micron and Micron’s employees, agents, and subcontractors, if any, performing Manufacturing Services involving such materials shall be trained in accordance with applicable law regarding the nature of and hazards associated with the handling, transportation, and use of such Hazardous Materials, as applicable to Micron.

(b)           To the extent required by applicable law, Micron shall provide the Joint Venture Company with Material Safety Data Sheets (MSDS) either prior to or accompanying any delivery of Probed Wafers to the Joint Venture Company.

9.5             Disclaimer. [***].

ARTICLE 10

CONFIDENTIALITY; OWNERSHIP

10.1         Protection and Use of Confidential Information.  All information provided, disclosed or obtained in connection with this Agreement or the performance of any of the Parties’ activities under this Agreement shall be subject to all applicable provisions of the Confidentiality Agreement.  Furthermore, the terms and conditions of this Agreement shall be considered “Confidential Information” under the Confidentiality Agreement for which each Party is considered a “Receiving Party” under such agreement.  To the extent there is a conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall control.

10.2         Intellectual Property Ownership.  Ownership of any intellectual property developed by the Joint Venture Company will be governed by either the Technology License Agreement or Product Designs Development Agreement, as the case may be.

ARTICLE 11

INDEMNIFICATION

11.1         Mutual General Indemnity.  [***].

11.2         Indemnification Procedures.

(a)           Promptly after the receipt by any Indemnified Party of a notice of any Third Party Claim that an Indemnified Party seeks to be indemnified under this Agreement, such Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party, stating in reasonable detail the nature and basis of each allegation made in the Third Party Claim and the amount of potential Indemnified Losses with respect to each allegation, to the extent known, along with copies of the relevant documents received by the Indemnified Party evidencing the Third Party Claim and the basis for indemnification sought.  Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and only to the extent that the Indemnifying Party is actually prejudiced by such failure or delay.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.  The Indemnifying Party shall have the right to assume the defense of the Indemnified Party with respect to such Third Party Claim upon written notice to the Indemnified Party delivered within [***] ([***]) days after receipt of the particular notice from the Indemnified Party.  So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party after such time as the Indemnified Party has notified the Indemnifying Party of such Third Party Claim and prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim, (ii) the Indemnified Party shall not file any papers or, other than in connection with a settlement of the Third Party Claim, consent to the entry of any judgment without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Whether or not the Indemnifying Party shall have assumed the defense of the Indemnified Party for a Third Party Claim, such Indemnifying Party shall not be obligated to indemnify and hold harmless the Indemnified Party hereunder for any consent to the entry of judgment or settlement entered into with respect to such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)           Equitable Remedies.  In the case of any Third Party Claim where the Indemnifying Party reasonably believes that it would be appropriate to settle such Third Party Claim using equitable remedies (i.e., remedies involving the future activity and conduct of the Joint Venture Company), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement; provided, however, that no Party shall be under any obligation to agree to any such settlement.

(c)           Treatment of Indemnification Payments; Insurance Recoveries.  Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Indemnified Losses (net of any premiums paid by such Indemnified Party under the relevant insurance policy), each Party agreeing (i) to use all reasonable efforts to recover all available insurance proceeds and (ii) to the extent that any indemnity payment under this Agreement has been paid by the Indemnifying Party to the Indemnified Party prior to the recovery by the Indemnified Party of such insurance proceeds, the amount of such insurance proceeds actually recovered by the Indemnified Party shall be promptly paid to the Indemnifying Party.

(d)           Certain Additional Procedures.  The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any Third Party Claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  The Indemnified Party shall cooperate in the defense by the Indemnifying Party of each Third Party Claim (and the Indemnified Party and the Indemnifying Party agree with respect to all such Third Party Claim that a common interest privilege agreement exists between them), including, (i) permitting the Indemnifying Party to discuss the Third Party Claim with such officers, employees, consultants and representatives of the Indemnified Party as the Indemnifying Party reasonably requests, (ii)  providing to the Indemnifying Party copies of documents and samples of products as the Indemnifying Party reasonably requests in connection with defending such Third Party Claim, (iii)  preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Joint Venture Company and relating to matters pertinent to the conduct of the Joint Venture Company under the Indemnified Party’s custody or control in accordance with such Party’s corporate documents retention policies, or longer to the extent reasonably requested by the Indemnifying Party, (iv) notifying the Indemnifying Party promptly of receipt by the Indemnified Party of any subpoena or other third party request for documents or interviews and testimony, (v) providing to the Indemnifying Party copies of any documents produced by the Indemnified Party in response to or compliance with any subpoena or other third party request for documents; and (vi) except to the extent inconsistent with the Indemnified Party’s obligations under applicable law and except to the extent that to do so would subject the Indemnified Party or its employees, agents or representatives to criminal or civil sanctions, unless ordered by a court to do otherwise,  not producing documents to a third party until the Indemnifying Party has been provided a reasonable opportunity to review, copy and assert privileges covering such documents.

ARTICLE 12

LIMITATION OF LIABILITY

12.1         Damages Limitation.  [***].

12.2         [***].

12.3         Damages Cap.  [***].

12.4         Exclusions and Mitigation.  Sections 12.1 and 12.3 will not apply to either Party’s breach of ARTICLE 10 or any claim that should be brought under the [***].  Section 12.3 will not apply to the Joint Venture Company’s payment obligations for Manufacturing Service hereunder.  Each Party shall have a duty to use commercially reasonable efforts to mitigate damages for which the other Party is responsible.

12.5         Losses.  Except as provided under Section 11.1, the Joint Venture Company and Micron each shall be responsible for Losses to their respective tangible personal or real property (whether owned or leased), and each Party agrees to look only to their own insurance arrangements with respect to such damages.  The Joint Venture Company and Micron waive all rights to recover against each other, including each Party’s insurers’ subrogation rights, if any, for any loss or damage to their respective tangible personal property or real property (whether owned or leased) from any cause covered by insurance maintained by each of them, including their respective deductibles or self-insured retentions.  In the event of a loss hereunder involving a property, transit or crime event or occurrence that: (i) is insured under Micron’s insurance policies; (ii) a single insurance deductible applies; and (iii) the loss event or occurrence affects the insured ownership or insured legal interests of both Parties, then the Parties shall share the cost of the deductible in proportion to each Party’s insured ownership or legal interests in relative proportion to the total insured ownership or legal interests of the Parties.

ARTICLE 13

TERM AND TERMINATION; REMEDIES

13.1         Term. The term of this Agreement commences on the Effective Date and continues in effect until the earlier of: (i) a period of ten (10) years from the Effective Date; [***].

13.2         Termination for Cause.  Micron may terminate this Agreement for cause if the Joint Venture Company fails to make a payment which is due and payable under the terms of this Agreement and the Joint Venture Company fails to cure the same within one hundred eighty (180) days after receipt of written notice from the Micron, unless such failure to pay was in response to Micron’s material breach.  The Joint Venture Company may terminate this Agreement for cause as agreed in Section 13.4(c).

13.3         Survival.  Termination of this Agreement shall not affect any of the Parties’ respective rights accrued or obligations owed before termination including any rights or obligations of the Parties in respect of any accepted Purchase Orders existing at the time of termination.  In addition, the following shall survive termination of this Agreement for any reason:  Sections 2.7, 3.3, 4.5, 6.7 and 13.3 and ARTICLE 1, 9, 10, 12 and 14.

13.4         Failure to Adequately Perform Services.  [***].

ARTICLE 14

MISCELLANEOUS

14.1         Force Majeure Events.  The Parties shall be excused from any failure to perform any obligation hereunder to the extent such failure is caused by a Force Majeure Event.  A Force Majeure Event shall operate to excuse a failure to perform an obligation hereunder only for the period of time during which the Force Majeure Event renders performance impossible or infeasible and only if the Party asserting Force Majeure as an excuse for its failure to perform has provided written notice to the other Party specifying the obligation to be excused and describing the events or conditions constituting the Force Majeure Event.  As used herein, “Force Majeure Event” means the occurrence of an event or circumstance beyond the reasonable control of the party failing to perform, including, without limitation, (a) explosions, fires, flood, earthquakes, catastrophic weather conditions, or other elements of nature or acts of God; (b) acts of war (declared or undeclared), acts of terrorism, insurrection, riots, civil disorders, rebellion or sabotage; (c) acts of federal, state, local or foreign governmental authorities or courts; (d) labor disputes, lockouts, strikes or other industrial action, whether direct or indirect and whether lawful or unlawful; (e) failures or fluctuations in electrical power or telecommunications service or equipment; and (f) delays caused by the other Party’s nonperformance hereunder.

14.2         [***].

14.3         Assignment.  Except as otherwise provided in the Joint Venture Document, neither this Agreement nor any right or obligation hereunder may be assigned or delegated by either Party in whole or in part to any other Person, other than a Wholly-Owned Subsidiary of such Party, without the prior written consent of the non-assigning Party.  Any purported assignment in violation of the provisions of this Section shall be null and void and have no effect.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party hereto.

14.4         Compliance with Laws and Regulations.  Each of the Parties shall comply with, and shall use reasonable efforts to require that its respective subcontractors comply with, Applicable Laws relating to the Manufacturing Services.

14.5         On-Site Visitations.  Each Party and its employees, contractors or other representatives shall observe and be subject to all safety, security and other policies and regulations regarding visitors and contractors while on site at a facility of the other Party or its Affiliate.  A Party’s employees, contractors or other representatives who access any facility of the other Party or its Affiliate shall not interfere with, and except as otherwise agreed by the Parties, shall not participate in,  the business or operations of the facility accessed.

14.6         Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given upon (e) transmitter’s confirmation of a receipt of a facsimile transmission, (f) confirmed delivery by a standard overnight carrier or when delivered by hand, (g) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (h) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

In the case of IM Flash Technologies, LLC:

IM Flash Technologies, LLC.

1550 East 3400 North

Lehi, Utah  84043

Attention:  David A. Baglee; Rodney Morgan

Facsimile Number:  (801) 767-5370

With a mandatory copy to:

Intel Corporation

2200 Mission College Blvd.

Mail-Stop SC4-203

Santa Clara, California 95054

Attention:  General Counsel

Facsimile Number:  (408) 653-8050

In the case of Micron:

Micron Technology, Inc.

8000 S. Federal Way

Boise, Idaho  83707-0006

Attention:  General Counsel

Facsimile Number:  (208) 368-4540.

Either Party may change its address for notices upon giving ten (10) days written notice of such change to the other Party in the manner provided above.

14.7         Waiver.  The failure at any time of a Party to require performance by the other Party of any responsibility or obligation required by this Agreement shall in no way affect a Party’s right to require such performance at any time thereafter, nor shall the waiver by a Party of a breach of any provision of this Agreement by the other Party constitute a waiver of any other breach of the same or any other provision nor constitute a waiver of the responsibility or obligation itself.

14.8         Severability.  Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in full force in all other respects.  Should any provision of this Agreement be or become ineffective because of changes in Applicable Laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby.  If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

14.9         Third Party Rights.  Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any Person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein.

14.10       Amendment.  This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties to this Agreement.

14.11       Entire Agreement.  This Agreement and the applicable provisions of the Confidentiality Agreement, which are incorporated herein and made a part hereof, together with the Exhibits and Schedules hereto and the agreements and instruments expressly provided for herein, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

14.12       Choice of Law.  [***].

14.13       Jurisdiction; Venue.  [***].

14.14       Headings.  The headings of the Articles and Sections in this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

14.15       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, this Agreement has been duly executed by and on behalf of the Parties hereto as of the Effective Date.

MICRON TECHNOLOGY, INC.		IM FLASH TECHNOLOGIES, LLC

By:	/s/ STEVEN R. APPLETON	By:	/s/ DAVID A. BAGLEE
Name: Steven R. Appleton		Name: David A. Baglee
Title: Chief Executive Officer and President		Title: Authorized Officer

		By:	/s/ RODNEY MORGAN
Name: Rodney Morgan
Title: Authorized Officer

THIS IS THE SIGNATURE PAGE FOR THE MANUFACTURING SERVICES AGREEMENT ENTERED INTO BY AND BETWEEN MICRON TECHNOLOGY, INC. AND IM FLASH TECHNOLOGIES, LLC

EXHIBIT A

COMMON DEFINITIONS

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity.

“Approved Business Plan” shall have the meaning set forth in the Definitions of the LLC Operating Agreement.

“Business Continuity Plan” means a plan to recover the production process in the event of a natural disaster or any other event that disrupts the production process.

“Business Day” means a day that is not a Saturday, Sunday or other day on which commercial banking institutions in the State of New York are authorized or required by Applicable Law to be closed.

“Confidentiality Agreement” means that Mutual Confidentiality Agreement by and among the Joint Venture Company, Intel and Micron dated as of the Effective Date.

“Confidential Information” shall have the meaning set forth in Section 10.1 hereof.

“Cycle-Time” means the time required to process a unit through a portion of the production process (e.g., FAB, assembly, or final test) or through the production process as a whole.

“Demand Forecast” shall have the meaning set forth in Section 5.1(a).

“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

“Fiscal Quarter” means any of the four financial accounting quarters within Micron’s Fiscal Year.

“Fiscal Month” means any of the twelve financial accounting months within Micron’s Fiscal Year.

“Fiscal Year” means the fiscal year of Micron for financial accounting purposes

“Flash Memory Integrated Circuit” shall have the meaning set forth in the LLC Operating Agreement.

“Force Majeure Event” shall have the meaning set forth in Section 14.1, hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any governmental authority or entity, including any agency, board, bureau, commission, court, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel.

“Hazardous Materials” means dangerous goods, chemicals, contaminants, substances, pollutants or any other materials that are defined as hazardous by relevant local, state, national, or international law, regulations and standards.

“Indemnified Party” shall mean any of the following to the extent entitled to seek indemnification under this Agreement: Intel, Micron, the Joint Venture Company, and their respective Affiliates, officers, directors, employees, agents, assigns and successors.

“Indemnified Losses” shall mean all direct, out-of-pocket liabilities, damages, losses, costs and expenses of any nature incurred by an Indemnified Party, including reasonable attorneys’ fees and consultants’ fees, and all damages, fines, penalties and judgments awarded or entered against an Indemnified Party, but specifically excluding any special, consequential or other types of indirect damages.

“Indemnifying Party” shall mean the Party owing a duty of indemnification to another Party with respect to a particular Third Party Claim.

“Intel” means Intel Corporation, a Delaware corporation.

“Initial Business Plan” shall have the meaning set forth in the LLC Operating Agreement.

“Joint Development Program Agreement” means that certain Joint Development by and between Intel and Micron dated as of the Effective Date.

“Joint Venture Company” means IM Flash Technologies, LLC, a Delaware limited liability company that is the subject of the Joint Venture Documents.

“Joint Venture Documents” shall have the meaning set forth in that certain Master Agreement by and between Intel and Micron.

“Joint Venture Equipment” shall have the meaning set forth in Section 3.1 hereof.

“Liquidation Date” shall have the meaning set forth in the LLC Operating Agreement.

“LLC Operating Agreement” means that Limited Liability Company Operating Agreement of the Joint Venture Company, LLC between Intel and Micron.

“Losses” shall mean, collectively, any and all insurable liabilities, damages, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).

“Manufacturing Committee” shall have the meaning set forth in Section 8.6 of the LLC Operating Agreement.

“Manufacturing Plan” shall have the meaning set forth in Section 11.6.A.1 of the LLC Operating Agreement.

“Manufacturing Services” shall have the meaning set forth on Schedule 2.1 hereof.

“Manufacturing Services Forecast” shall have the meaning set forth in Section 5.1(b) hereof.

“Master Agreement” shall mean that certain Master Agreement by and between Intel and Micron dated November 18, 2005.

“Members” means Micron and Intel.

“Micron” means Micron Technology, Inc., a Delaware corporation.

“Micron Equipment” shall have the meaning set forth in Section 4.1 hereof.

“Minority Closing” shall have the meaning set forth in the LLC Operating Agreement.

“MTV Assets” shall have the meaning set forth in the LLC Operating Agreement.

“MTV Lease Agreement” shall mean that certain MTV Lease Agreement by and between Intel and Micron.

“NAND Flash Memory Integrated Circuit” means a Flash Memory Integrated Circuit, where the memory cells included in the Flash Memory Integrated Circuit are arranged in groups of serially connected memory cells (each such group of serially connected memory cells called a “string”) in which the drain of each memory cell of a string (other than the first memory cell in the string) is connected in series to the source of another memory cell in such string, the gate of each memory cell in such string is directly accessible, and the drain of the uppermost bit of such string is coupled to the bitline of the memory array.

“NAND Flash Memory Product” shall have the meaning set forth in the LLC Operating Agreement.

“Party” and “Parties” shall have the meaning set forth in the Recitals to this Agreement.

“Performance Criteria” means [***].

“Person” means any neutral person, corporation, joint stock company, limited liability company, association, partnership, firm joint venture, organization, individual, business, trust, estate or any other entity or organization of any kind or character from any form of association.

“Price” and “Pricing” shall have the meaning set forth in Schedule 6.5.

“Prime Wafer(s)” means raw silicon wafers.

“Probe Testing” means testing, using a probe test program as set forth in the applicable Specifications, of a wafer that has completed all processing steps deemed necessary to complete the creation of the desired NAND Flash Memory Integrated Circuits in the die on such wafer, the purpose of which test is to determine how many and which of the die constitute Probed Wafers, Secondary Silicon and Rejects.

“Probed Wafer” means a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing to meet Specification, but before singulation of said die into individual semiconductor die.

“Process Specification” shall mean those specifications or documents used to describe, characterize, and define the process by which Prime Wafers become Probed Wafers.

“Product Designs Development Agreement” means that Product Designs Development Agreement by and between Intel and Micron dated as of the Effective Date.

“Product Specifications” shall mean those specifications used to describe, characterize, and define the quality and performance of NAND Flash Memory Product, including any interim performance requirements at Probe Testing or back-end testing.

“Proposed Loading Plan” shall have the meaning set forth in Section 5.1(c) hereof.

“Provided Inputs” shall have the meaning set forth in Section 13.4 hereof.

“Purchase Order” shall have the meaning set forth in Section 6.1 hereof.

“Quality and Reliability” means Product quality and reliability standards as set forth in the Product Specification.

“Ramp Plan” means the document which defines the process and key milestone schedule to build and ramp a silicon fabrication facility.

“Receiving Party” shall have the meaning set forth in Section 10.1 hereof.

“Recoverable Taxes” shall have the meaning set forth in Section 6.6, hereof.

“Secondary Silicon” shall mean a Prime Wafer that has been processed to the point of containing NAND Flash Memory Integrated Circuits organized in multiple semiconductor die and that has undergone Probe Testing (a) would otherwise constitute a Probed Wafer but for failure to achieve qualification and (b) otherwise conform to the applicable Secondary Silicon Specifications.

“Semiconductor Manufacturing Technology” shall have the meaning set forth in the Process Joint Development Program Agreement.

“Site(s)” shall mean the facilities described on Schedule 2.1 hereof.

“Standard of Care” shall have the meaning set forth in Section 9.1 hereof.

“Subsidiary” shall have the meaning set forth in the LLC Operating Agreement.

“Technology License Agreement” means that Technology License Agreement by and among the Joint Venture Company, Intel and Micron dated as of the Effective Date.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Trigger Event” shall have the meaning set forth in Section 13.4 hereof.

“Third Party Claim” shall mean any claim, demand, action, suit or proceeding, and any actual or threatened lawsuit, complaint, cross-complaint or counter-complaint, arbitration or other legal or arbitral proceeding of any nature, brought in any court, tribunal or judicial forum anywhere in the world, regardless of the manner in which such proceeding is captioned or styled, by any Person other than Intel, Micron, the Joint Venture Company and Affiliates of the foregoing, against an Indemnified Party, in each case alleging entitlement to any Indemnified Losses pursuant to any indemnification obligation under this Agreement.

“Wafer Map” shall mean a map in electronic form or other form as mutually agreed of a Probed Wafers processed by Micron pursuant to this Agreement, such map depicting the location of each die on the wafer and whether it constitutes a Product, Secondary Silicon or a Reject.

“Wafer Start” shall mean the initiation of Manufacturing Services with respect to a Prime Wafer.

“Warranty Notice Period” shall have the meaning set forth in Section 9.2 hereof.

“Wholly-Owned Subsidiary” shall have the meaning set forth in the LLC Operating Agreement.

“WIP” shall mean work in process of a Prime Wafer after Wafer Start towards but before becoming a NAND Flash Memory Wafer.

SCHEDULES

Schedule 2.1	Manufacturing Services

Schedule 6.5	Pricing